Exhibit 4.11

EXECUTION COPY

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of May 26, 2006, by and among UNIFI, INC., a New York corporation (the “Parent”), each of the Domestic Subsidiaries of the Parent from time to time party hereto (together with the Parent, individually a “Borrower” and collectively, the “Borrowers”) (hereinafter the Borrowers are collectively referred to as the “Pledgors” and individually, as a “Pledgor”) and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under the Credit Agreement referred to below (in such capacity, the “Agent”) for the several banks and other financial institutions as may from time to time become parties to such Credit Agreement (individually a “Lender” and collectively, the “Lenders”).

RECITALS

WHEREAS, certain Borrowers, the Agent, and certain lenders are each party to that certain Credit Agreement, dated as of December 7, 2001 (as heretofore amended, restated, modified or supplemented, the “Existing Credit Agreement”);

WHEREAS, the Existing Credit Agreement is being amended and restated by the Amended and Restated Credit Agreement (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), dated as of May 26, 2006, among the Borrowers, the Agent and the Lenders, pursuant to which the Lenders have agreed to make Loans to the Borrowers and to issue or participate in Letters of Credit upon the terms and subject to the conditions set forth therein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue and/or acquire participation interests in Letters of Credit under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Agent for the ratable benefit of the Lenders.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms that are defined in the Uniform Commercial Code from time to time in effect in the State of New York (the “UCC”) are used herein as so defined: Certificated Security, Control, Entitlement Order, Financial Asset, Investment Company Security, Securities Account, Security Entitlement, Securities Intermediary and Uncertificated Security. For purposes of this Pledge Agreement, the term “Lender” shall included any Affiliate of a Lender that has provided a Bank Product to a Borrower or any Subsidiary of a Borrower.

(b) In addition, the following term shall have the following meaning:

“Excluded Assets” means the following:

(i) any Capital Stock that is issued by any Person not organized under the laws of the United States or any state of the United States or the District of Columbia and owned by any Pledgor, if and to the extent that the inclusion of such Capital Stock in the Collateral would cause the Collateral pledged by such Pledgor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Capital Stock of such Person;

(ii) any Capital Stock and other securities (referred to herein as “Excluded Securities”) of a Subsidiary of the Parent to the extent that the pledge of such Capital Stock or other securities results in the Parent being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement. In addition, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental or other regulatory agency or stock exchange) of separate financial statements of any Subsidiary of the Parent due to the fact that such Subsidiary’s Capital Stock or other securities secure the Secured Obligations, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the Loan Documents may be amended or modified, without the consent of the Agent or the Lenders, as applicable, to the extent necessary to release the security interests in favor of the Agent on the shares of Capital Stock or other securities that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-16 and Rule 3-10 of Regulation S-X under the Securities Act are amended, modified or interpreted by the SEC to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock or other securities to secure the notes in excess of the amount then pledged without the filing with the SEC (or any other governmental or other regulatory agency or stock exchange) of separate financial statements of such Subsidiary, then the Capital Stock or other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent permissible such that such Subsidiary would not be subject to any such financial statement requirement; and

(iii) proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) and (ii), unless such proceeds or products would otherwise constitute Pledged Collateral.

2. Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the Secured Obligations (as defined in Section 3 hereof), each Pledgor hereby pledges and grants to the Agent, for the benefit of the Lenders, a continuing security interest in any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a) Pledged Capital Stock. (i) 100% (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Capital Stock owned by such Pledgor of each Domestic Subsidiary set forth on Schedule 2(a) attached hereto and (ii) 65% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) owned by such Pledgor of each Foreign Subsidiary set forth on Schedule 2(a) attached hereto (collectively, together with the Capital Stock and other interests described in clauses (y) and (z) and in Sections 2(b) and 2(c) below, the “Pledged Capital Stock”), including, but not limited to, the following:

(y) subject to the percentage restrictions described above and in Section 2(b) below, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(z) subject to the percentage restrictions described above and in Section 2(b) below and without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Capital Stock of the successor entity formed by or resulting from such consolidation or merger.

(b) Additional Interests. (i) 100% (or, if less, the full amount owned by such Pledgor) of each class of the issued and outstanding Capital Stock of any Person which hereafter becomes a Domestic Subsidiary and (ii) 65% (or, if less, the full amount owned by such Pledgor) of the Voting Equity and 100% (or, if less, the full amount owned by such Pledgor) of the Non-Voting Equity of any Person which hereafter becomes a Foreign Subsidiary, including, without limitation, the certificates representing such Capital Stock.

(c) Other Equity Interests. Subject to the percentage restrictions described above, any and all other Capital Stock or other equity interests owned by the Pledgors in any Domestic Subsidiary or any Foreign Subsidiary.

(d) Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

(e) Any of the foregoing clauses (a) through (d) of this Section 2 to the contrary notwithstanding, the “Pledged Collateral” shall not include, and the security interest granted herein shall not attach to, the Excluded Assets.

Without limiting the generality of the foregoing, but subject to the limitations in Sections 2(a) and 2(e) above, it is hereby specifically understood and agreed that a Pledgor may from time to time hereafter pledge and deliver additional shares of Capital Stock or other interests to the Agent as collateral security for the Secured Obligations. Upon such pledge and delivery to the Agent, such additional shares of Capital Stock or other interests shall be deemed to be part of the Pledged Collateral of such Pledgor and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional shares.

3. Security for Secured Obligations. The security interest created hereby in the Pledged Collateral of each Pledgor constitutes continuing collateral security for all of the following, whether now existing or hereafter incurred (the “Secured Obligations”): (a) all of the Obligations, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several and (b) all expenses and charges, legal and otherwise, incurred by the Agent and/or the Lenders in collecting or enforcing any of the Obligations or in realizing on or protecting any security therefor, including without limitation the security granted hereunder.

4. Delivery of the Pledged Collateral; Perfection of Security Interest. Each Pledgor hereby agrees that:

(a) Delivery of Certificates and Instruments. Each Pledgor shall deliver as security to the Agent (subject to the limitations set forth in Section 2 above) (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Capital Stock owned by such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral owned by a Pledgor. Prior to delivery to the Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

(b) Additional Securities. Subject to the percentage restrictions set forth in Section 2, if such Pledgor shall receive by virtue of its being or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares of Capital Stock, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in Capital Stock; or (iv) distributions of Capital Stock or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Agent in the exact form received accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto, to be held by the Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c) Financing Statements. Each Pledgor hereby authorizes the Agent to prepare and file such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time deem reasonably necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC, including, without limitation, any financing statement that describes the Pledged Collateral as “all personal property” or “all assets” of such Pledgor or that describes the Pledged Collateral in some other manner as the Agent deems necessary or advisable. Each Pledgor shall also execute and deliver to the Agent and/or file such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Agent may reasonably request) and do all such other things as the Agent may reasonably deem necessary or appropriate (i) to assure to the Agent its security interests hereunder are perfected, including such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder in accordance with the UCC and any other personal property security legislation in the appropriate jurisdictions, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Agent of its rights and interests hereunder. To that end, each Pledgor hereby irrevocably makes, constitutes and appoints the Agent, its nominee or any other person whom the Agent may designate, as such Pledgor’s attorney-in-fact with full power and for the limited purpose to sign in the name of such Pledgor any notices or any similar documents which in the Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Pledged Collateral of any Pledgor or any part thereof, or to any of the Secured Obligations, such Pledgor agrees to execute and deliver all such instruments and to do all such other things as the Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent under the law of such other jurisdiction (and, if a Pledgor shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Pledgor pursuant to the power of attorney granted hereinabove). Each Pledgor agrees to mark its books and records (and to cause the issuer of the Pledged Capital Stock of such Pledgor to mark its books and records) to reflect the security interest of the Agent in the Pledged Collateral.

(d) Provisions Relating to Uncertificated Securities, Securities Entitlements and Securities Accounts. The Pledgors shall promptly notify the Agent of any Pledged Collateral consisting of an Uncertificated Security or a Securities Entitlement or any Pledged Collateral held in a Securities Account. With respect to any such Pledged Collateral, (a) the applicable Pledgor and the applicable issuer of the Uncertificated Security or the applicable Securities Intermediary shall enter into, upon the request of the Agent, an agreement with the Agent granting Control to the Agent over such Pledged Collateral, such agreement to be in form and substance reasonably satisfactory to the Agent and (b) the Agent shall be entitled, upon the occurrence and during the continuance of a Default or an Event of Default, to notify the applicable issuer of the Uncertificated Security or the applicable Securities Intermediary that it should follow the instructions or the Entitlement Orders, respectively, of the Agent and no longer follow the instructions or the Entitlement Orders, respectively, of the applicable Pledgor. Upon receipt by a Pledgor of notice from a Securities Intermediary of its intent to terminate the Securities Account of such Pledgor held by such Securities Intermediary, prior to the termination of such Securities Account the Pledged Collateral in such Securities Account shall be (i) transferred to a new Securities Account, upon the request of the Agent, which shall be subject to a control agreement as provided above or (ii) transferred to an account held by the Agent (in which it will be held until a new Securities Account is established).

5. Representations and Warranties. Each Pledgor hereby represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated:

(a) Authorization of Pledged Capital Stock. The Pledged Capital Stock is duly authorized and validly issued, is fully paid and nonassessable and is not subject to the preemptive rights of any Person.

(b) Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien or options in favor of, or claims of, any Person, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Capital Stock of such Pledgor.

(c) Exercising of Rights. The exercise by the Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property, provided that the Agent obtains all necessary Governmental Approvals pursuant to Section 10(e) hereof.

(d) Pledgor’s Authority. With respect to any Pledged Capital Stock issued by a Domestic Subsidiary, no authorization, approval or action by, and no notice or filing with any Governmental Authority, such issuer or any third party is required either (i) for the pledge made by such Pledgor or for the granting of the security interest by such Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Agent or the

Lenders of their rights and remedies hereunder (except as may be required by laws affecting the offering and sale of securities).

(e) Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Agent for the ratable benefit of the Lenders, in the Pledged Collateral. The taking possession by the Agent of the certificates (if any) representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Agent’s security interest in all certificated Pledged Capital Stock and such certificates and instruments. Upon the filing of UCC financing statements in the location of each Pledgor’s State of organization, the Agent shall have a valid first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a Security pursuant to Section 8-103(c) of the UCC. With respect to any Pledged Collateral consisting of an Uncertificated Security or a Securities Entitlement or any Pledged Collateral held in a Securities Account, upon execution and delivery by the applicable Pledgor, the Agent and the applicable Securities Intermediary or the applicable issuer of the Uncertificated Security of an agreement granting Control to the Agent over such Pledged Collateral, the Agent shall have a valid first priority perfected security interest in such Pledged Collateral. Except as set forth in this Section, no action is necessary to perfect the Agent’s security interest.

(f) No Other Capital Stock. Except as set forth on Schedule 2(a) attached hereto (as updated or deemed updated from time to time in accordance with the terms hereof and of the Credit Agreement), no Pledgor owns any Capital Stock of the Borrowers or any of their Subsidiaries.

(g) Partnership and Limited Liability Company Interests. Except as previously disclosed to the Agent, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

6. Covenants. Each Pledgor hereby covenants, that so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated, such Pledgor shall:

(a) Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein; keep the Pledged Collateral free from all Liens, other than Permitted Liens; and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(b) Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be necessary and desirable or that the Agent may request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, execution and delivery of one or more control agreements reasonably acceptable to the Agent, filing of UCC financing statements and any and all other actions reasonably necessary to satisfy the Agent that the Agent has obtained a first priority perfected security interest in all Pledged Collateral); (ii) enable the Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Agent, delivering to the Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

(c) Amendments. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement.

(d) Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

(e) Issuance or Acquisition of Capital Stock. Not without executing and delivering, or causing to be executed and delivered, to the Agent such agreements, documents and instruments as the Agent may reasonably require, issue or acquire any Capital Stock that consists of an interest in a partnership or a limited liability company which (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is an Investment Company Security, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset.

(f) Changes in Name, etc. Except upon 15 days’ prior written notice to the Agent and delivery to the Agent of all additional executed financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence or (ii) change its name.

(g) Liquidation or Dissolution. Any sums paid upon or in respect of the Pledged Collateral upon the liquidation or dissolution of any issuer of Pledged Collateral shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Collateral or any property shall be distributed upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Collateral shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Agent and the Lenders, segregated from other funds of such Pledgor, as additional collateral security for the Secured Obligations.

(h) Other Actions. Without the prior written consent of the Agent, such Pledgor will not (i) vote to enable, or take any other action to permit, any issuer of Pledged Collateral to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any capital stock of any nature of any issuer of Pledged Collateral, unless such action is otherwise permitted pursuant to the Credit Agreement and the Agent will continue to have a perfected security interest therein, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Collateral or proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Collateral or proceeds thereof, or any interest therein, except for the security interests created by this Pledge Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Pledgor or the Agent to sell, assign or transfer any of the Pledged Collateral or proceeds thereof.

(i) Issuers of Pledged Collateral. Each Pledgor agrees that (i) it will be bound by the terms of this Pledge Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 6(f) with respect to the Pledged Collateral issued by it and (iii) the terms of Section 10(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 10(c) with respect to the Pledged Collateral issued by it.

7. Power of Attorney for Perfection of Liens. Each Pledgor hereby irrevocably makes, constitutes and appoints the Agent, its nominee or any other person whom the Agent may designate, as such Pledgor’s attorney-in-fact with full power and for the limited purpose to sign in the name of such Pledgor any financing statements, or amendments and supplements to financing statements, continuation financing statements, notices or any similar documents which in the Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Pledgor or any part thereof, or to any of the Secured Obligations, such Pledgor agrees to execute and deliver all such instruments and to do all such other things as the Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent under the law of such other jurisdiction (and, if an Pledgor shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Pledgor pursuant to the power of attorney granted hereinabove).

8. Performance of Obligations; Advances by Agent. On failure of any Pledgor to perform any of the covenants and agreements contained herein, the Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent may make for the protection of the security interest hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate for Base Rate Loans. No such performance of any covenant or agreement by the Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement or the other Loan Documents. The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9. Events of Default. The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

10. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Agent shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the other Loan Documents or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b) Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any Lender may in such event, bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to such Pledgor, in accordance with the notice provisions of Section 14.8 of the Credit Agreement at least ten (10) days before the time of such sale. The Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c) Public Sale. If the Agent shall determine to exercise its right to sell all or any of the Pledged Collateral, each Pledgor agrees that, upon request of the Agent (which request may be made by the Agent in its sole discretion), such Pledgor will, at its own expense:

(i) to use commercially reasonable efforts to do or cause to be done all such acts and things as may be necessary to make such sale of the Pledged Collateral or any part thereof valid and binding and in compliance with applicable law; and

(ii) bear all costs and expenses, including reasonable attorneys’ fees, of carrying out its obligations under this Section 9.

Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9(c) will cause irreparable injury to the Agent, that Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9(c) shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 9(c) shall in any way alter the other rights of the Agent under this Pledge Agreement.

In the event of any sale described in this Section 9(c), each Pledgor agrees to indemnify and hold harmless the Agent and the Lenders and each of their respective directors, officers, employees and agents from and against any loss, fee, cost, expense, damage, liability or claim, joint or several, to which any such persons may become subject or for which any of them may be liable, insofar as such losses, fees, costs, expenses, damages, liabilities or claims (or any litigation commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any offering memorandum or other sale document prepared by any Pledgor or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse Agent and such other persons for any legal or other expenses reasonably incurred by the Agent and such other persons in connection with any litigation, of any nature whatsoever, commenced or threatened in respect thereof (including all fees, costs and expenses whatsoever reasonably incurred by the Agent and such other persons and counsel for the Agent and such other persons in investigating, preparing for, defending against or providing evidence, producing documents or taking any other action in respect of, any such commenced or threatened litigation or any claims asserted). This indemnity shall be in addition to any liability which any Pledgor may otherwise have and shall extend upon the same terms and conditions to each person, if any, that controls the Agent or such persons within the meaning of the Securities Act of 1933.

(d) Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Collateral and that the Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Agent may, in such event, bid for the purchase of such Pledged Collateral.

(e) Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC (or any successor sections of the UCC) or otherwise complying with the notice requirements of applicable law of the relevant jurisdiction, accept or retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Pledgors shall be jointly and severally liable for the deficiency, and subject to Section 2.1 of the Credit Agreement, together with interest thereon at the Default Rate for Base Rate Loans, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(g) Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuation of any Event of Default, and the Agent shall have the right, in its sole discretion, to determine which rights, security, Liens, security interests or remedies the Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent’s rights or the Secured Obligations under this Pledge Agreement or under any other of the Loan Documents.

11. Rights of the Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Agent may reasonably determine in respect of such Pledged Collateral;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle, adjust or compromise any action, suit or proceeding brought with respect to the Pledged Collateral and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv) to pay or discharge taxes, Liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral;

(v) to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct;

(vi) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii) to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii) to execute and deliver and/or file all assignments, conveyances, statements, financing statements, continuation statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and Liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein;

(ix) to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Agent may determine;

(x) to vote for a shareholder, partner or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral of such Pledgor into the name of the Agent or into the name of any transferee to whom the Pledged Collateral of such Pledgor or any part thereof may be sold pursuant to Section 9 hereof; and

(xi) to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Pledge Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b) Assignment by the Agent. The Agent may from time to time assign the Secured Obligations or any portion thereof and/or the Pledged Collateral or any portion thereof to a successor Agent, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Pledge Agreement in relation thereto.

(c) The Agent’s Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Agent shall be relieved of all responsibility for Pledged Collateral upon surrendering it or tendering the surrender of it to the Pledgors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(d) Voting Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided that Pledgor shall not exercise or shall refrain from exercising any such right if such action would have a material adverse effect on the value of the Pledged Collateral or any part thereof.

(ii) Subject to subsection (e) of this Section, upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection (d) shall cease and all such rights shall thereupon become vested in the Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e) Dividend and Distribution Rights in Respect of the Pledged Collateral.

(i) So long as no Event of Default shall have occurred and be continuing, each Pledgor may receive and retain any and all dividends (other than dividends payable in the form of Capital Stock and other dividends constituting Pledged Collateral which are required to be delivered to the Agent pursuant to Section 4 above), distributions or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii) Upon the occurrence and during the continuation of an Event of Default:

(A) all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection (e) shall cease and all such rights shall thereupon be vested in the Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B) all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of clause (A) of this subsection (ii) shall be received in trust for the benefit of the Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Agent as Pledged Collateral in the exact form received, to be held by the Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f) Release of Pledged Collateral. The Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, Lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority Lien on all Pledged Collateral not expressly released or substituted. The Agent shall be entitled to release (i) the Pledged Collateral as and to the extent provided in the Credit Agreement and the Intercreditor Agreement and (ii) any Pledgor that ceases to become a Borrower in accordance with the terms of the Credit Agreement.

12. Application of Proceeds. After the exercise of remedies by the Agent or the Lenders pursuant to Section 9.2 of the Credit Agreement (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents shall automatically become due and payable in accordance with the terms of such Section), any proceeds of the Pledged Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 3.8 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such proceeds in accordance with Section 3.8 of the Credit Agreement.

13. Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Pledge Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Pledge Agreement or relating to the Pledged Collateral, or to protect the Pledged Collateral or exercise any rights or remedies under this Pledge Agreement or with respect to the Pledged Collateral, then the Pledgors agree to promptly pay upon demand any and all such reasonable documented costs and expenses of the Agent or the Lenders, all of which costs and expenses shall constitute Secured Obligations hereunder.

14. Continuing Agreement.

(a) This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations (other than contingent indemnity obligations that survive termination of the Loan Documents pursuant to the stated terms thereof) remain outstanding or any Credit Document is in effect, and until all of the Commitments shall have been terminated. Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Agent and the Lenders shall, upon the request and at the expense of the Pledgors, forthwith release all of the Liens and security interests granted hereunder and shall deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b) This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15. Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.1 of the Credit Agreement.

16. Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent and the Lenders and their successors and permitted assigns; provided that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Majority Lenders, as required by the Credit Agreement. To the fullest extent permitted by law, each Pledgor hereby releases the Agent and each Lender, each of their respective officers, employees and agents and each of their respective successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent or such Lender or their respective officers, employees and agents, in each case as determined by a court of competent jurisdiction.

17. Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 14.8 of the Credit Agreement.

18. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

19. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Agreement.

20. Governing Law; Submission to Jurisdiction and Service of Process; Waiver of Jury Trial; Venue. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). The terms of Sections 14.1, 14.3, 14.4 and 14.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21. Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

22. Entirety. This Pledge Agreement and the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to this Pledge Agreement, the other Loan Documents or the transactions contemplated herein and therein.

23. Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement and the other Loan Documents, the delivery of the Revolving Loan Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

24. Joint and Several Obligations of Pledgors.

(a) Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b) Each of the Pledgors, jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the payment and performance of all of the Secured Obligations arising under this Pledge Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Pledgor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Pledgor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

25. Pledge Agreement Provision. Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of the Security Agreement and this Agreement with respect to Pledged Collateral, the terms of this Agreement shall govern.

26. Intercreditor Provision. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Intercreditor Agreement, as the same may be amended, supplemented, modified or replaced from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.

27. Control Collateral Agent. It is hereby understood and agreed that, pursuant to the Intercreditor Agreement, the Agent has appointed U.S. Bank National Association as its collateral agent for the limited purpose perfecting the Agent’s lien on certain Collateral described herein.

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

PLEDGORS:	UNIFI, INC., a New York corporation
UNIFI SALES & DISTRIBUTION, INC., a North Carolina corporation,
UNIFI MANUFACTURING, INC., a North Carolina corporation
GLENTOUCH YARN COMPANY, LLC, a North Carolina limited liability company
UNIFI MANUFACTURING VIRGINIA, LLC, a North Carolina limited liability company
UNIFI EXPORT SALES, LLC, a North Carolina limited liability company
UNIFI TEXTURED POLYESTER, LLC, a North Carolina limited liability company
UNIFI INTERNATIONAL SERVICE, INC., a North Carolina corporation
UNIFI KINSTON, LLC (formerly Unifi Equipment Leasing, LLC), a North Carolina limited liability company
CHARLOTTE TECHNOLOGY GROUP, INC., a North Carolina corporation
SPANCO INDUSTRIES, INC., a North Carolina corporation,
SPANCO INTERNATIONAL, INC., a North Carolina corporation
UTG SHARED SERVICES, INC. a North Carolina corporation
UNIFI TECHNICAL FABRICS, LLC, a North Carolina limited liability company
UNIMATRIX AMERICAS, LLC, a North Carolina limited liability company

	By:	CHARLES F. MCCOY
	Name:	Charles McCoy
	Title:	Vice-President

Signature Page to Pledge Agreement

Accepted and agreed to as of the date first above written.

BANK OF AMERICA, N.A., as Agent

By:	ANDREW A. DOHERTY
Name:	Andrew A. Doherty
Title:	SVP

Schedule 2(a)

to

Pledge Agreement

dated as of May 26, 2006

in favor of Bank of America, N.A.,

as Agent

Name of Subsidiary	Number of Shares	Certificate Number	Percentage of Interest Pledged/Pledgor
Unifi Manufacturing, Inc.	1,000	1	100% - Unifi, Inc.
Unifi Sales & Distribution, Inc.	1,000	1	100% - Unifi, Inc.
Unifi International Service, Inc.	500	2	100% - Unifi, Inc.
Charlotte Technology Group, Inc.	9,828,000 21,996 (Total: 9,849,996)	1 16	100% - Unifi Sales & Distribution, Inc.
UTG Shared Services, Inc.	10	1	100% - Charlotte Technology Group Inc.
Spanco International, Inc.	100	2	100% - Spanco Industries, Inc.
Spanco Industries, Inc.	100	2	100% - Unifi Manufacturing, Inc.
Unifi Latin America, S.A.	213,944 567796 144,264 159,816 492,657 (Total: 1,578,477)	1 6 8 10 11	67.3% - Spanco International, Inc.

(uncertificated entities):

Name of Subsidiary			Percentage of Interest Pledged/Pledgor
Unifi Manufacturing Virginia, LLC			95% Unifi, Inc. 5% Unifi Manufacturing, Inc.
Unifi Export Sales, LLC			95% Unifi, Inc. 5% Unifi Manufacturing, Inc.
Glentouch Yarn Company, LLC			100% Unifi, Inc.
Unifi Textured Polyester, LLC			100% Unifi, Inc.
Unifi Kinston, LLC			100% Unifi, Inc.
Unifi Technical Fabrics, LLC			100% Unifi Sales & Distribution, Inc.
Unifi Holding 1 B.V.			100% Unifi, Inc.
UniMatrix Americas, LLC			100% Unifi Manufacturing, Inc.
Unifi do Brasil, LTA			99.99% Unifi, Inc. 0.01% Unifi Manufacturing, Inc.
Unifi–SANS Technical Fibers, L.L.C.			50% Unifi Manufacturing, Inc.
Parkdale America, LLC			34% Unifi Manufacturing, Inc.

Provided, however, that with respect to the Membership Interests of any Borrower in Parkdale America, LLC, the pledge thereof shall be subject to requirements and limitations set forth in that certain Limited Consent to Permit Encumbrance of Membership Interest for Collateral Security Purposes, dated as of May 15, 2006, among Unifi Manufacturing Inc., Parkdale Mills Incorporated, the Agent and the Trustee.

Exhibit 4(a)

to

Pledge Agreement

dated as of May 26, 2006

in favor of Bank of America, N.A.,

as Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of capital stock of                                     , a                      corporation:

No. of Shares	Certificate No.

and irrevocably appoints                                                                                   its agent and attorney-in-fact to transfer all or any part of such capital stock or equity interest and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

__________________________,
a ____________________________[corporation]

By:
Name:
Title: